UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GERMAN AMERICAN BANCORP, INC. (Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1547518 (I.R.S. Employer Identification No.)

711 Main Street Jasper, IN (Address of principal executive offices)	47546-3042 (Zip Code)

German American Bancorp, Inc. 2009 Long Term Equity Incentive Plan German American Bancorp, Inc. 2009 Employee Stock Purchase Plan (Full title of plans)

Mark A. Schroeder Chairman and Chief Executive Officer 711 Main Street, Box 810 Jasper, IN 47546-3042 (812) 482-1314 (Name and address and telephone number of agent for service)

Copies to: Mark B. Barnes Ice Miller LLP One American Square, Suite 2900 Indianapolis, IN 46282 (317) 236-2456
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, no par value(3)	1,000,000 shares	$15.72	$15,720,000	$878

(1) Represents 500,000 shares that are available for issuance pursuant to the German American Bancorp, Inc. 2009 Long Term Equity Incentive Plan, and 500,000 shares that are available for issuance pursuant to the German American Bancorp, Inc. 2009 Employee Stock Purchase Plan (the "Plans").  Shares covered by this Registration Statement shall be issued from time to time upon the exercise of stock options and employee stock purchase plan options, as restricted stock, and in connection with other types of rights or awards granted under the Plans.  This Registration Statement also covers any additional shares that may hereafter become issuable as a result of the adjustment provisions of the Plans.

(2) Estimated solely for purposes of determining the registration fee in with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of $15.72 per share, the average of the high and low prices (rounded up) of the Registrant's Common Shares as reported by The NASDAQ Stock Market on July 17, 2009.

(3)  Includes the preferred share purchase rights that are attached to and trade with the common shares, any value of which rights is reflected in the value of the common shares.  Also includes additional securities that may issued with respect to the common shares registered hereby resulting from stock splits, stock dividends, or similar transactions pursuant to Rule 416.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I, Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the introductory Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the German American Bancorp plans that are covered by this Registration Statement are available without charge by contacting the Company's Shareholder Relations Officer at (812) 482-1314.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of German American Bancorp, Inc. (the "Registrant") filed with the Securities and Exchange Commission (the "Commission") (excluding portions of any Form 8-K reports or other information that were not "filed" but rather "furnished") are hereby incorporated by reference in this Registration Statement:

(1)           Annual Report on Form 10-K of the Registrant filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the Registrant's fiscal year ended December 31, 2008, filed on March 3, 2009.

(2)           Quarterly Report on Form 10-Q for the Registrant filed with the Commission pursuant to the Exchange Act, for the Registrant's fiscal quarter ended March 31, 2009, filed on May 8, 2009.

(3)           Current Report on Form 8-K filed on March 4, 2009.

(4)           Current Report on Form 8-K filed on March 6, 2009.

(5)           Current Report on Form 8-K filed on March 26, 2009.

(6)           Current Report on Form 8-K filed on April 1, 2009.

(7)           Current Report on Form 8-K filed on April 6, 2009

(8)           Current Report on Form 8-K filed on May 4, 2009.

(9)           Current Report on Form 8-K filed on May 18, 2009.

(10)           The description of our common stock and preferred stock included under the heading "Description of German American Capital Stock" in the Prospectus/Proxy Statement contained in our Registration Statement on Form S-4 (File No. 333-16331) filed November 11, 1996, as amended.

(11)           The description of our preferred share purchase rights (which are attached to our common stock and trade with them) and related Series A preferred shares included under the heading "Description of German American Equity Securities" in the Prospectus/Proxy Statement contained in our Registration Statement on Form S-4 (File No. 333-126704) filed July 19, 2005, as amended.

All documents subsequently filed by the Registrant (excluding portions of any Form 8-K reports or other information that are not deemed to be "filed" but rather are deemed to be "furnished") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable

Item 5.	Interests of Names Experts and Counsel.

Not applicable.

Item 8.	Indemnification of Directors and Officers.

Under the Indiana Business Corporation Law, the Registrant may indemnify directors and officers against liabilities asserted against or incurred by them while serving as such or while serving at its request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if (i) the individual's conduct was in good faith, (ii) the individual believed:  (A) in the case of conduct in the individual's official capacity, that the individual's conduct was in the corporation's best interests and (B) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful.  Because its articles of incorporation do not provide otherwise, Registrant is required under the Indiana Business Corporation Law to indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding in which the director or officer was a party because the director or officer was serving the corporation in such capacity against reasonable expenses incurred in connection with the proceeding.  The articles of incorporation of Registrant require the indemnification of its directors and officers to the greatest extent permitted by the Indiana Business Corporation Law.

The Indiana Business Corporation Law also permits Registrant to purchase and maintain on behalf of its directors and officers insurance against liabilities asserted against or incurred by an individual in such capacity, whether or not Registrant otherwise has the power to indemnify the individual against the same liability under the Indiana Business Corporation Law.  Under a directors' and officers' liability insurance policy, directors and officers of Registrant are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Restatement of the Articles of Incorporation of the Registrant is incorporated by reference from Exhibit 3 to the Registrant's Current Report on 8-K filed May 22, 2006.
4.2	Restated Bylaws of the Registrant, as amended through February 12, 2007, is incorporated by reference from Exhibit 3 to the Registrant's Current Report on 8-K filed February 16, 1007.
5	Opinion of Ice Miller LLP, regarding legality of securities being offered, including consent.
23.1	Consent of Crowe Horwath LLP.
24.1	Power of Attorney to file future amendments. Set forth on the signature page of this Registration Statement.
99.1	German American Bancorp, Inc., 2009 Long Term Equity Incentive Plan.
99.2	German American Bancorp, Inc., 2009 Employee Stock Purchase Plan.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jasper, State of Indiana, on this 13th day of July, 2009.

GERMAN AMERICAN BANCORP, INC.

By:	/s/ Mark A. Schroeder
Mark A. Schroeder
Chairman and Chief Executive Officer

Power of Attorney and Additional Signatures on Next Page

Power of Attorney

Each person whose signature appears below constitutes and appoints Mark A. Schroeder and Bradley M. Rust, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith with the Securities and Exchange Commission under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on this 13th day of July, 2009.

/s/ Mark A. Schroeder
Mark A. Schroeder, Chairman and Chief Executive Officer (principal executive officer), Director

/s/ Douglas A. Bawel
Douglas A. Bawel, Director

/s/ Christina M. Ernst
Christina M. Ernst, Director

/s/ Richard E. Forbes
Richard E. Forbes, Director

/s/ U. Butch Klem
U. Butch Klem, Director

/s/ J. David Lett
J. David Lett, Director

/s/ Gene C. Mehne
Gene C. Mehne, Director

Larry J. Seger, Director

/s/ Michael J. Voyles
Michael J. Voyles, Director

/s/ Bradley M. Rust
Bradley M. Rust, Executive Vice President and Chief Financial Officer (principal accounting officer and principal financial officer)